Exhibit 5.1

November 10, 2014

Raven Industries, Inc.

205 E. 6th Street, P.O. Box 5107

Sioux Falls, South Dakota 57117- 5107

RE: Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for Raven Industries, Inc., a South Dakota corporation (the “Company”) in connection with the Company’s filing of a Registration Statement on Form S-3 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the resale by the selling shareholders named therein of an aggregate of 1,541,696 shares of common stock, par value $1.00 per share, all of which are issued and outstanding on the date hereof (the “Shares”) issued as a part of the merger consideration paid pursuant to that certain Agreement and Plan of Merger and Reorganization dated November 3, 2014 by and among the Company, Integra Plastics, Inc., and certain other parties thereto (the “Merger Agreement”).

In connection with rendering this opinion, we have reviewed the following: (i) the Company’s articles of incorporation, as amended to date; (ii) the Company’s amended and restated bylaws in effect on the date hereof; (iii) the Merger Agreement; (iv) certain resolutions of the Special Committee of the Company’s Board of Directors pertaining to the issuance by the Company of the Shares and certain resolutions of the Company’s Board of Directors; and (v) such other documents, certificates and records as we deemed necessary or appropriate as a basis for the opinions expressed herein.

Based upon the following and upon the representations and information provided by the Company, we hereby advise you that, in our opinion, the Shares have been duly authorized and are validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Validity of Common Stock” included in the Registration Statement and the related Prospectus.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. We also consent to the reference to our name under the caption “Validity of Common Stock” in the prospectus filed as part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Maslon Edelman Borman & Brand, LLP